EXHIBIT 10.36

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT
FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 4, 2019, among PAR TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), the other Loan Parties party hereto, and CITIZENS BANK, N.A. (“Lender”).
PRELIMINARY STATEMENTS
A.    The parties hereto are parties to a Credit Agreement dated as of June 5, 2018 (as the same may be amended, modified, supplemented or restated from time to time, the “Credit Agreement”);
B.    The Borrower has failed to comply with certain financial covenants set forth in the Credit Agreement, which failures constitute Events of Default thereunder;
C.    The Loan Parties have requested and the Lender has agreed to waive such Events of Default and to make certain amendments to the Credit Agreement, all on the terms and conditions herein set forth;
For due consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants and agreements contained in this Amendment and in the Credit Agreement, the parties hereto covenant and agree as follows:
1.    DEFINITIONS. All capitalized terms used and not defined in this Amendment shall have the meaning given such terms in the Credit Agreement.
2.    WAIVER. Lender hereby waives any Event of Default arising under (a) Section 8.1(d)(i) of the Credit Agreement as a result of Borrower’s non-compliance with Section 7.12(a) and Section 7.12(b) of the Credit Agreement for the fiscal quarter ending December 31, 2018 and (b) Section 8.1(d)(i) of the Credit Agreement to the extent that such Event of Default results from Borrower’s non-compliance with Section 6.2(a) of the Credit Agreement requiring Borrower to provide Lender with prompt written notice of the foregoing Defaults. Each of the Loan Parties acknowledges and agrees that the foregoing waiver shall not constitute a waiver of any Event of Default arising under (i) any other covenant in the Credit Agreement not specified herein, or (ii) any covenant in the Credit Agreement for any period not specified herein.
    3.    AMENDMENTS. Effective as of the date of this Amendment:
(A)     Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:
““Borrowing Base” means, at any time, the sum of (a) 80% of the Borrower’s Eligible Accounts at such time, plus (b) the lesser of (i) $5,000,000 and (ii) 35% of the Borrower’s Eligible Inventory consisting of component inventory and finished goods inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) the Eligible Real Estate Value. The maximum amount of Eligible Inventory which may be included as part of the Borrowing Base shall not exceed 50% of the total Borrowing Base. The Lender may, in its Reasonable Credit Judgment, reduce the advance rates set forth above or create and adjust Reserves.”
“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document, and shall include the Mortgaged Property; provided that the term Collateral shall exclude any Voting Equity Interests in any Foreign Subsidiary, Controlled Foreign Corporation or Foreign Subsidiary Holdco, in each case in excess of 65% of the total combined voting power of such Foreign Subsidiary, such Controlled Foreign Corporation or such Foreign Subsidiary Holdco. For the avoidance of doubt, Excluded Assets (as defined in the Security Agreement) and the assets of Excluded Subsidiaries shall not constitute “Collateral”.

“Collateral Documents” means, collectively, this Credit Agreement, the Security Agreement, each account control agreement, the Mortgage, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, the Negative Pledge Agreement, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12 or the Security Agreement to secure any of the Secured Obligations.
“Net Cash Proceeds” means, with respect to any (a) Disposition or Casualty Event by any Loan Party, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction costs, fees and expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees), (ii) transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds, (iii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) in the case of insurance settlements and condemnation awards related to a Casualty Event, (A) amounts previously paid by such Loan Party or such Subsidiary to replace or restore the affected property and (B) all costs and expenses reasonably incurred in connection with the collection of such settlements and condemnation awards, and (v) the principal amount, premium or penalty, if any, interest and other amounts on any obligation which is secured by the asset sold in such Disposition and is required and permitted hereunder to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), and (b) with respect to any Debt Incurrence or Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and discounts and commissions) incurred in connection therewith.
“Unaudited Financial Statements” means (a) for the period January 1, 2019 through August 31, 2019, the unaudited consolidated interim balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the most recently ended calendar month and a balance sheet as of the end of the preceding Fiscal Year, the related unaudited consolidated interim statements of income and comprehensive income of the Borrower and its consolidated Subsidiaries for the most recently ended calendar month, for the period from the end of the preceding Fiscal Year through the end of the most recent calendar month, and for the corresponding period of the preceding Fiscal Year, and of cash flows for the most recently ended calendar month, for the period from the end of the preceding Fiscal Year through the end of the most recent calendar month, and for the corresponding period of the preceding Fiscal Year; and (b) thereafter, the unaudited consolidated interim balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and a balance sheet as of the end of the preceding Fiscal Year, the related unaudited consolidated interim statements of income and comprehensive income of the Borrower and its consolidated Subsidiaries for the most recently ended fiscal quarter and for the corresponding periods of the preceding Fiscal Year, and of cash flows for the period from the end of the preceding Fiscal Year through the end of the most recent fiscal quarter, and for the corresponding period of the preceding Fiscal Year, contained in the Borrower’s Quarterly Report on Form 10-Q (or equivalent thereof) required to be filed with the United States Securities and Exchange Commission.”
(B)     The definition of “Collateral and Guarantee Requirement” in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing “security interest in substantially all tangible and intangible assets of each Loan Party” with “security interest in, and Mortgages on, substantially all tangible and intangible assets of each Loan Party”, (ii) deleting the “and” at the end of clause (e) thereof; (iii) replacing the period at the end of clause (f) thereof with “; and” and (iv) adding, immediately after clause (f), the following new clause (g):
“(g) the Mortgage Requirement shall have been satisfied.”
(C)     Section 1.1 of the Credit Agreement is hereby amended by amending and restating subsection (n) of the definition of “Eligible Account” in its entirety to read as follows:
“(n)    which is owed by (i) any Governmental Authority of any country other than the U.S., unless such Account is backed by a letter of credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account have been complied with to the Lender’s satisfaction, it being understood that, without prejudice to Lender’s rights under Section 6.16 hereof, Lender shall not require such compliance for purposes of this “Eligible Account” definition unless and until an Event of Default occurs after the First Amendment Date;”
(D) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions thereto in alphabetical order:
“”Eligible Real Estate Value” means the lesser of (a)(i) $3,750,000 to be reflected on the Borrowing Base Certificate to be delivered within 20 days of the end of calendar month April 2019, (ii) $3,250,000 to be reflected on the Borrowing Base Certificate to be delivered within 20 days of the end of calendar month May 2019, (iii) $2,750,000 to be reflected on the Borrowing Base Certificate to be delivered within 20 days of the end of calendar month June 2019, (iv) $2,000,000 to be reflected on the Borrowing Base Certificate to be delivered within 20 days of the end of calendar month July 2019, and (v) $0 to be reflected on the Borrowing Base Certificate to be delivered within 20 days of the end of calendar month August 2019 and thereafter and (b) 85% of the fair market value of the New Hartford Property as shown on an appraisal performed for the Lender and acceptable to the Lender in its sole discretion; provided, that until such time, if any, as the Real Estate Reliance Conditions have been met, the Eligible Real Estate Value shall be zero.
“First Amendment Date” means March 4, 2019.
“First Amendment Date Budget” means the annual budget and annual consolidated forecast for the Borrower and its Subsidiaries provided to Lender on the First Amendment Date and acceptable to the Lender in its sole and absolute discretion.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Flood Insurance Policies” has the meaning set forth in Section 6.10(a).
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under Flood Insurance Laws.
“Liquidity” means the sum of Availability and the amount of the Loan Parties’ cash, whether held domestically or internationally, and Cash Equivalents.
“Mortgage” means the mortgage, assignment of leases and rents and other collateral documents delivered with respect to the Mortgaged Property, each in form and substance satisfactory to the Lender.”
“Mortgaged Property” means the New Hartford Property.
“Mortgage Requirement” has the meaning set forth on Schedule 1.1.
“Real Estate Reliance Conditions” means that the Mortgage Requirement has been satisfied.
“Unadjusted EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:
(i) federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable during such period, including, in each case, any penalties and interest related to such taxes or arising out of tax examinations; plus
(ii) Consolidated Interest Expense of such Person and its Subsidiaries; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries.”
(E)    Section 2.7(b)(i)(B) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(B) Debt Incurrences and Equity Issuances. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Debt Incurrence or Equity Issuance, then, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds, the Borrower shall prepay the Revolving Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.“
(F)    Section 5.16 of the Credit Agreement is hereby amended by (i) adding “(a)” at the beginning of the existing Section, immediately preceding “The Security Agreement” and (ii) adding, at the end of subsection (a), the following new subsection (b):
“(b) The Mortgage, upon the execution and delivery thereof by the parties thereto, will create in favor of the Lender, subject to the exceptions listed in each insurance policy covering such Mortgage, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgage is recorded in the office of the Oneida County (New York) Clerk and all applicable fees have been paid, the Mortgage will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.2 which by operation of law or contract would have priority over the Liens securing the Secured Obligations.”
(G)    Section 6.1 of the Credit Agreement is hereby amended by (i) restating subsection (b) thereof to read as follows:
“(b)    (i) for the period commencing January 1, 2019 and ending August 31, 2019, within 20 days after the end of each calendar month, the Unaudited Financial Statements, each certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and (ii) commencing with the fiscal quarter ending September 30, 2019 and continuing thereafter, within 45 days after the end of each fiscal quarter of each fiscal year, other than the fourth fiscal quarter, the Unaudited Financial Statements, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;”
and (ii) adding thereto, immediately following subsection (f), the following new subsection (g):
“(g)    on the fifteenth calendar day of each month, commencing March 15, 2019 and ending, and including, September 15, 2019, (i) thirteen-week rolling cash flow projections, with a variance report, each in form acceptable to the Lender and (ii) a certificate, in form satisfactory to Lender, certifying (A) that Liquidity, as of the last day of the calendar month most recently ended, was in compliance with Section 7.12(d) and (B) compliance with Section 7.12(c) for the year-to-date period ending on the last day of the calendar month most recently ended, specifying Borrower’s Unadjusted EBITDA for such year-to-date period;”
(H)     Section 6.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Section 6.6    Books and Records; Inspection Rights; Consultant. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which accurate entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, conduct field exams and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of the Borrower and at such reasonable times and as often as reasonably requested; provided, however, during the existence of an Event of Default, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and, provided, further, if an Event of Default occurs and is continuing, then, on or before the fifth (5th) calendar day after the written request of the Lender, the Borrower shall (x) enter into a written engagement, reasonably acceptable to Lender, with a consultant reasonably acceptable to the Lender (the “Consultant”) whereby the Consultant is engaged by the Borrower to provide certain services to the Borrower, which shall include services with a scope acceptable to Lender; and (y) deliver to the Lender evidence of such engagement, in form and substance satisfactory to the Lender (it being understood and agreed that the Loan Parties shall make the Consultant generally available to Lender and its professionals).”

(I)    Section 6.10 of the Credit Agreement is hereby amended by (i) adding the following language at the end of subsection (a) thereof:
“(b) With respect to any portion of any Mortgaged Property that is located in a Flood Zone within a community participating in the Flood Program, the Borrower will, and will cause any applicable Loan Party to, maintain through the Flood Program or through private insurance policies, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), (A) such flood insurance coverage under policies issued pursuant to and in compliance with the Flood Insurance Laws (“Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for such Mortgaged Property under Flood Insurance Laws, subject only to deductibles consistent in scope and amount with those permitted under the Flood Program and (B) such additional coverage as required by the Lender, if any, under supplemental private insurance policies in an amount so required by the Lender but not less than 100% of insurable replacement cost of the improvements on such Mortgaged Property;”
And (ii) restating clause (iv) of subsection (b) thereof to read as follows:
“(iv) cause each such policy to provide that it shall not be canceled or not renewed upon not less than 30 days’ (or in the case of Flood Insurance Policies issued by private insurance companies, 45 days’) prior written notice thereof by the insurer to the Lender,”
(J)    Article 6 of the Credit Agreement is hereby amended by adding the following new Section 6.18 thereto immediately following Section 6.17.
Section 6.18    Mortgage. No later than April 30, 2019, Borrower shall (i) deliver the Mortgage, securing $5,000,000 of the Secured Obligations on a “last dollar” basis and (ii) satisfy the Mortgage Requirement.
(K)     Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Section 7.12    Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower will not permit its trailing twelve-month Consolidated Leverage Ratio as of the end of any fiscal quarter during any period set forth in the following table to be greater than the ratio set forth therein with respect to such period:

Period Ending	Ratio
9/30/2019 and each fiscal quarter thereafter	3.50:1.00

(b) Consolidated EBITDA. The Borrower will not permit its trailing twelve-month Consolidated EBITDA as of the end of any fiscal quarter during any period set forth in the following table to be less than that set forth therein with respect to such period:

Period	Amount
9/30/2019	$6,500,000
12/31/2019 and each fiscal quarter thereafter	$10,000,000

(c) Minimum Unadjusted EBITDA. The Borrower will not permit its Unadjusted EBITDA for the period commencing on January 1, 2019 and ending on the last day of any calendar month commencing, and including, February 28, 2019 and ending, and including, August 31, 2019, to be less than 80% of the amount set forth for such year-to-date period in the First Amendment Date Budget.

(d) Minimum Liquidity. The Borrower will not permit its Liquidity as of the end of any calendar month commencing, and including February 28, 2019 through, and including, August 31, 2019 to be less than 85% of that shown for such month in the First Amendment Date Budget.
(L)    Schedule 1.1 attached hereto is hereby added to the Credit Agreement immediately preceding Schedule 2.1.
(M)    Exhibit D to the Credit Agreement (Form of Borrowing Base Certificate) is hereby amended and restated to read in its entirety as Exhibit D attached to this Amendment.
4.    Representations and Warranties. Borrower hereby makes the following representations and warranties to the Lender as of the First Amendment Date, each of which shall survive the effectiveness of this Amendment and continue in effect as of the First Amendment Date so long as any Secured Obligations remain unpaid:
4.1    Authorization. Borrower has full power and authority to borrow under the Credit Agreement, as amended by this Amendment, and to execute, deliver and perform this Amendment and any documents delivered in connection with it and all other related documents and transactions, all of which have been duly authorized by all proper and necessary corporate action. The execution and delivery of this Amendment by Borrower will not violate the provisions of, or cause a default under, Borrower’s Organizational Documents, any law or any agreement to which Borrower is a party or by which it or its assets are bound.
4.2    Binding Effect. This Amendment has been duly executed and delivered by Borrower, and the Credit Agreement, as amended by this Amendment, is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except to the extent that enforcement of any such obligations of the Borrower may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally.
4.3    Consents; Governmental Approvals. Except as may be specifically identified in a written agreement to which Borrower and Lender are parties, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required in connection with the valid execution, delivery or performance of this Amendment or any other document executed and delivered by Borrower herewith or in connection with any other transactions contemplated hereby.
4.4    Representations and Warranties. The representations and warranties contained in the Credit Agreement, as amended by this Amendment, are true and correct in all material respects on and as of the First Amendment Date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
4.5    No Events of Default. As of the First Amendment Date, after giving effect to the waiver in Section 2 of this Amendment, no Default or Event of Default exists.
4.6    No Material Misstatements. None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any other Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Amendment or delivered hereunder (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or, taken as a whole with the other Loan Documents, omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.    CONDITIONS OF AMENDMENT. The Lender shall have no obligation to execute or deliver this Amendment until each of the following conditions shall have been satisfied:
5.1    Authorization. Borrower shall have taken all appropriate corporate action to authorize, and its directors, if and as required by Borrower’s Organizational Documents, shall have adopted resolutions authorizing the execution, delivery and performance of this Amendment and the taking of all other action contemplated by this Amendment, and Lender shall have been furnished with copies of all such corporate action, certified by an authorized officer of Borrower as being true and correct and in full force and effect without amendment on the First Amendment Date, and such other corporate documents as Lender may request.

5.2    Consents. Borrower shall have delivered to Lender any and all consents, if any, necessary to permit the transactions contemplated by this Amendment.
5.3    Fees. Borrower shall have paid to the Lender fees separately agreed upon between the Borrower and Lender and all reasonable fees and disbursements of Lender’s counsel and all reasonable out-of-pocket expenses incurred by Lender, recording fees, search fees, charges and taxes in connection with this Amendment and all transactions contemplated hereby or made other arrangements with respect to such payment as are satisfactory to Lender.
5.4    Deliveries. Borrower shall have delivered to Lender, each of the following documents, duly executed by the Borrower or as specified: (i) this Amendment, (ii) a copy of the resolutions, in form, scope and substance satisfactory to the Lender, of the Board of Directors (or the members and managers, if applicable) of each Loan Party authorizing the execution, delivery and performance by such Loan Party of this Amendment and the taking of all of the actions contemplated thereby, all as certified by a Responsible Officer of such Loan Party as of the date hereof, which certificate shall be in form, scope and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded, (iii) a certificate from each Loan Party, dated as of the date hereof and executed by a Responsible Officer of such Loan Party, certifying (A) as to the incumbency and signature of the officers of such Loan Party executing this Amendment, and (B) that, except as may be described in, and attached to, said certificate, since such Organizational Documents were certified to the Lender on June 5, 2018, there have been no amendments, modifications or supplements to the Organizational Documents of such Loan Party, and said Organizational Documents remain in full force and effect as of the date of this Amendment], (iv) 13-week cash flow projections for the 13-week period then commencing and in form and substance acceptable to the Lender, and (v) such additional documents, consents, authorizations, insurance certificates, governmental consents, opinion and other instruments and agreements as Lender or its counsel may reasonably require (including for purposes of evidencing and/or facilitating Borrower’s and Lender’s compliance with all applicable laws and regulations, including all “know your customer” rules in effect from time to time pursuant to the Bank Secrecy Act, USA PATRIOT Act and other applicable laws) and all documents, instruments and other legal matters in connection with this Amendment, the transactions contemplated hereby and the Loan Documents shall be reasonably satisfactory to Lender and its counsel.
5.5    Representations and Warranties. The representations and warranties set forth in Section 4 of this Amendment shall be true and correct on the First Amendment Date.
5.6    No Event of Default. Except as expressly waived in Section 2 of this Amendment, no Event of Default or Default shall have occurred and be continuing on the First Amendment Date.
6.    MISCELLANEOUS.
6.1    Reaffirmation of Collateral Documents. As of the First Amendment Date, Borrower hereby (a) acknowledges and reaffirms the execution and delivery of the Collateral Documents, (b) acknowledges, reaffirms and agrees that the security interests granted under the Collateral Documents continue in full force and effect as security for all indebtedness, obligations and liabilities under the Loan Documents, as may be amended from time to time, and (c) remakes the representations and warranties set forth in the Collateral Documents, except those representations and warranties that by their terms are made as of a specific date, which representations and warranties Borrower hereby remakes as of such date.
6.2    Entire Agreement; Binding Effect. The Credit Agreement, as amended by this Amendment, represents the entire understanding and agreement between the parties hereto with respect to the subject matter thereof and hereof. This Amendment supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This Amendment shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by the Lender and its successors and assigns. The Credit Agreement, as amended hereby, is in full force and effect and, as so amended, is hereby ratified and reaffirmed in its entirety.
6.3    Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
6.4    Headings. The section headings inserted in this Amendment are provided for convenience of reference only and shall not be used in the construction or interpretation of this Amendment.

6.5    Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including those delivered by facsimile or other electronic means), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.
6.6    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)    Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)     Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by law.
6.7    Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the Secured Obligations in full, all or any part of any amount received by Lender in payment of, or on account of, any Secured Obligation is or must be, or is claimed to be, avoided, rescinded or returned by Lender to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency or reorganization of Borrower or any other Person), such Secured Obligations and any liens, security interests and other encumbrances that secured such Secured Obligations at the time such avoided, rescinded or returned payment was received by Lender will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.
6.8    Reaffirmation of Guaranty.  Each Subsidiary Guarantor reaffirms its respective obligations under the Credit Agreement, consents to the execution and delivery of this Amendment, and agrees and acknowledges that its guaranty liability shall not be diminished in any way by the execution and delivery of this Amendment or by the consummation of any of the transactions contemplated herein.  Each Subsidiary Guarantor acknowledges that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents or this Amendment or the Loans or Secured Obligations, or with respect to any other documents or instruments now or heretofore evidencing, securing, or in any way relating to the Loans or Secured Obligations, or with respect to the administration or funding of the Loans or Secured Obligations; and each Subsidiary Guarantor hereby expressly waives, releases and relinquishes any and all such defenses, setoffs, claims, counterclaims and causes of action, known or unknown, which may exist at this time.
6.9    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.    GENERAL RELEASE. In consideration of the Lender’s execution and delivery of this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrower and the other Loan Parties on its own behalf, and on behalf of its respective successors and assigns, and any Person acting for or on behalf of, or claiming through, any of them, and each of them (collectively, the “Releasing Parties”), fully, finally and forever releases and discharges the Lender and its past, present and future officers, directors, agents, attorneys, employees, representatives, predecessors, successors, assigns, heirs, parents, subsidiaries, and any Person acting for or on behalf of any of them, and each of them (collectively, the “Released Parties”), of and from any and all claims, actions, causes and rights of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, obligations, promises, trespasses, damages, judgments, executions, losses, claims, liabilities and demands of any kind or nature whatsoever, whether at law, in equity or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured and whether or not accrued, and whether or not asserted or assertable in law, equity or otherwise, for, upon or by reason of any act, omission or other matter, cause or thing whatsoever from the beginning of the world until the date hereof relating to, arising from or in any manner whatsoever connected with (a) the Loan Documents (including without limitation, the Credit Agreement) and (b) all actions taken or contemplated to be taken in connection with, arising from or in any manner whatsoever relating to the Loan Documents (including without limitation, the Credit Agreement), which any of the Releasing Parties ever had or may have had, now has or may now have against any of the Released Parties for, upon or by reason of any act, omission or other matter, cause or thing whatsoever from the beginning of the world until the date hereof.

[signature page follows]

[First Amendment to Credit Agreement]
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PAR TECHNOLOGY CORPORATION
By:	/s/ Savneet Singh Name: Savneet Singh
Title: CEO & President
PARTECH, INC.
By:	/s/ Savneet Singh Name: Savneet Singh
Title: President
AUSABLE SOLUTIONS, INC.
By:	/s/ Savneet Singh Name: Savneet Singh
Title: President
BRINK SOFTWARE INC.
By:	/s/ Savneet Singh Name: Savneet Singh
Title: President
PAR GOVERNMENT SYSTEMS CORPORATION
By:	/s/ Bryan A. Menar Name: Bryan A. Menar
Title: Treasurer
ROME RESEARCH CORPORATION
By:	/s/ Bryan A. Menar Name: Bryan A. Menar
Title: Treasurer
CITIZENS BANK, N.A., as Lender
By:	/s/ William Bliek Name: William Bliek
Title: Vice President

SCHEDULE 1.1
MORTGAGE REQUIREMENT

“Mortgage Requirement” means, at any time, the requirement that, with respect to each Mortgaged Property, the Lender shall have received the following, each in form and substance satisfactory to the Lender:
(a)a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property,
(b)an appraisal with respect to such Mortgaged Property,
(c)a survey with respect to such Mortgaged Property,
(d)a title insurance policy (including any endorsements thereto) and appropriate lien searches with respect to such Mortgaged Property,
(e)with respect to such Mortgaged Property: environmental reports, audits and analyses (whether produced by any Loan Party or its Subsidiaries or any third party or Governmental Authority) and Phase I and, if requested by Lender, Phase II reports,
(f)with respect to such Mortgaged Property not located in a Flood Zone, a completed Flood Certificate from a third party vendor in compliance with the Flood Program,
(g)with respect to any portion of such Owned Real Property that is located in a Flood Zone:
(i)a completed Flood Certificate from a third party vendor in compliance with the Flood Program,
(ii)written acknowledgement from the Borrower that it received notification from the Lender that such Mortgaged Property is located within a Flood Zone and indicating whether the community in which such Mortgaged Property is located is participating in the Flood Program,
(iii)if such Mortgaged Property is located in a community participating in the Flood Program, evidence that the Borrower has complied with the insurance requirements set forth in Section 6.10 of the Credit Agreement,
(iv)such additional coverage as required by the Lender, if any, under supplemental private insurance policies in an amount so required by the Lender but not less than 100% of the insurable replacement cost of the improvements on such Mortgaged Property Owned Real Property, and
(h)legal opinions with respect to such Mortgage and related matters which opinions, in the absence of unexpected issues encountered in title examination or due diligence, are expected to consist of due authorization, execution and delivery, enforceability, no conflicts with laws or organizational documents, no governmental filings or consents except recording, and lien creation and perfection, and the Borrower shall have, or shall have cause the Loan Parties to, pay all fees and expenses, including Attorney Costs, and all title charges and premiums, in connection with Borrower’s obligations to satisfy the Mortgage Requirement.

EXHIBIT D
FORM OF BORROWING BASE CERTIFICATE

[Attached]

PAR Technology Corporation - Borrowing Base Certificate

Citizens Commercial Banking™

REPORT NO.:
DATE:

	Receivables		Inventory
Balance Last Report	-	Balance Last Report	-
+ New Billings	-	+ Debit Adjustments	-
- Returns and CMs	-	- Credit Adjustments	-
+ Debit Adjustments	-	- Withdrawals	-
- Credit Adjustments	-	= Balance This Report	-
- Collections	-		
- Discounts	-		
= Balance This Report	-		
Less Ineligibles:		**Less Ineligibles:**	
Accts +60 days from due date	-	Slow Moving	-
Accts +90 days from invoice	-	Obsolete	-
50% Rule	-	Other	-
Contra Accounts (Deferred)	-	Other	-
Intercompany Accounts	-	Other	-
AR Credit Balances	-	Other	-
Other - Intl AR	-	Other	-
Eligible Collateral Base	-	Eligible Collateral	-
Advance rate	80%	Advance rate	35%
Loan Limitation	$25,000,000	Inventory cap	$5,000,000
Maximum Loan Availability	$0		$0
Eligible Real Estate Value	$0		
Availability or Revolver	$0	Previous Loan Balance	$0
Less: Reserves for LC's	$0	Loan Repayment	$0
TOTAL AVAILABILITY	$0	Loan Request	$0
		New Loan Balance	$0
Revolver Commitment	$25,000,000	Net Unused Availability	$0

In accordance with the Credit Agreement dated June 5, 2018 (as amended from time to time, the "Credit Agreement") among the undersigned ("Borrower") and Citizens Bank, N.A. ("Lender"), Borrower hereby assigns and transfers to the Lender, as security for the repayment of the Borrower's present and future indebtedness to Lender (as defined in the Credit Agreement), all of Borrower's right, title and interest in and to the accounts receivable and inventory reported above, together with proceeds thereof, being more particularly described on the books and records of the Borrower. Borrower hereby represents and warrants to the Lender that (a) all of the information contained in this Borrowing Base Certificate and in the schedules, reports and other documents delivered to the Lender are true and complete in all material respects; and (b) Borrower is in compliance with all terms and conditions of the Credit Agreement and Security Agreement or any other agreement with, or any liability to, the Lender.

PAR Technology Corporation

By: ______________________________

REVIEWED BY: ________________ Print name: Bryan Menar

DATE RECEIVED: ________________ Title: Chief Financial Officer